EXECUTION VERSION

AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER

THIS AMENDMENT (this “Amendment”) to the Change in Control Agreement for President and Chief Executive Officer (the “Agreement”), dated October 1, 2013 by and between Paul T. McDermott (“Executive”) and Washington Real Estate Investment Trust, now known as Elme Communities (the “Company”), is entered into by the parties as of February 15, 2023. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

RECITALS
A.The Company and the Executive are parties to the Agreement; and

B.The Company and the Executive wish to amend the Agreement in the manner set forth herein.
AGREEMENT

NOW, THEREFORE, Company and Executive, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:
1.Amendments to the Agreement
1.1.Section 2 of the Agreement is amended by adding the following new Section 2(G) at the end:

“G.    As a condition to receiving the payments and benefits set forth in this Agreement, Employee must sign a separation agreement and release of claims (a “Release”) in the form provided by the Trust and any revocation periods applicable to the Release must have expired within sixty (60) days following the Employee’s date of termination. For the avoidance of doubt, if Employee does not sign the Release in a manner in which it becomes irrevocable on or within sixty (60) days following the date of termination or if Employee signs but later revokes the Release, the Employee will not be entitled to any payments under this Agreement.”

1.2.Section 3 of the Agreement is amended and restated in its entirety as follows:

“3.    Mitigation. If a Change in Control occurs while Employee is employed by the Trust, and Employee’s employment is involuntarily terminated as a result of the Change in Control, Employee shall have no obligation to seek other employment in order to mitigate the payment of the Termination Benefits described in Section 2 hereunder.”

1.3    Section 4 of the Agreement is amended to delete subsection D in its entirety and to add the following new sentence at the end of Section 4:

“For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.”

2.Counterparts. This Amendment may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. The execution of this Amendment may be effected by electronically transmitted or facsimile signatures, all of which shall be treated as originals for all purposes, and the signature page of either party to any counterpart may be appended to any other counterpart.

3.Agreement. Except as provided herein, there are no other changes to the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment effective as of the date first written above.

PAUL T. MCDERMOTT	ELME COMMUNITIES
By: /s/ Paul T. McDermott Print Name: Paul T. McDermott Title: President and Chief Executive Officer Date: February 15, 2023	By: /s/ W. Drew Hammond Name: W. Drew Hammond Title: VP, CAO, Treasurer and Secretary Date: February 15, 2023

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